Exhibit 99.1

Wednesday, April 6, 2005, 1:00 AM EST

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN ACQUIRES ADDITIONAL EUROPEAN CELL PROCESSING FACILITY

Cell Processing Facility Will Increase Capacity for Global Delivery of the Isolagen Process

HOUSTON, TX – April 6, 2005 – Isolagen, Inc. (AMEX:ILE) announced today that it has acquired a two-building corporate campus in Bevaix, Canton of Neuchâtel, Switzerland for $10 million. The 100,000 square foot, five-acre facility was acquired from Ascom, a Swiss-based microelectronics and IT company.  It is anticipated that the renovated facility, which will serve Continental Europe, the Middle East, Africa and the Pacific Rim, will be operational by the end of 2006.

The total estimated cost of acquisition and renovation of the facility, including equipment to render it operational, is $25 million.  Isolagen will finance approximately $14 million of the purchase and renovation on very favorable terms including a low-interest loan guaranteed by the Swiss Confederation.  In addition, the Company obtained an attractive financial incentive package of government grants and a number of years of tax-free status.

The initial phase of development of Isolagen’s Neuchâtel campus will be to renovate a 70,000 sq. ft building on the property to accommodate the Company’s proprietary cell processing technology as well as regional executive offices. The second building on the campus has been leased to an existing tenant for five years. The campus can be further expanded to approximately 350,000 - 400,000 sq. ft. to fulfill future demand, without disruption to cell processing operations.

Completion of the initial phase of development is expected to increase capacity to service up to 50,000 procedures per year. To maximize capacity to this level, the Neuchâtel facility is expected to utilize the automated cellular expansion processes currently being developed by Isolagen.  Anticipated advances in cryogenic cell preservation are also expected to enable the company to serve broader geographic locations.

This site was selected for several reasons including the highly educated, multi-lingual workforce located near Neuchatel, which is in the heart of the Life Sciences and Biotech corridor between Geneva and Zurich.    Switzerland’s excellent transportation infrastructure makes travel to either city readily accessible (within one hour from Geneva and one and a half hours from Zurich).

“The acquisition of the Neuchâtel campus is the result of a comprehensive search for a facility capable of providing Isolagen with the logistical flexibility and scalability to expand our international operations,” said Frank DeLape, Chairman of Isolagen. “As the facility is renovated, we will continue to develop markets, build consumer demand and ensure regulatory compliance for the Isolagen Process. We will develop market opportunities outside the U.K., such as Germany, Italy, Greece, Spain, France, Brazil, Korea and Hong Kong.”

“The Neuchâtel facility will be another cornerstone for the Company’s continued growth and development,” said Bob Bitterman, President and CEO of Isolagen, Inc. “This cell processing facility in Neuchâtel will provide Isolagen with the logistical flexibility and scalability to pursue development of at least eight other major markets during the next 18 months.”

Isolagen’s existing laboratory in London will continue to serve the U.K. market.  “We will apply what we have learned in the commercialization of the Isolagen Process in the U.K. as we prepare for the global expansion of commercialization of the Isolagen Process,” said Bob Sexauer, Vice President of Corporate Development for Isolagen.  “As additional treatment therapies are introduced, such as treatment for periodontal disease, we also anticipate that the Neuchâtel facility, once it is operational, can serve additional U.K. demand, since our facility in London is already operating at capacity.”

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Contacts
Isolagen UK/Europe	Isolagen USA	Isolagen	Développement
Media Relations	Media Relations	Investor Relations	Economique
Ranbir Sahota	Jennifer Fleishman	Kate McNeil	Alpaslan Korkmaz
Ruder Finn	Ruder Finn	Investor Relations Group	Canton De Neuchâtel (DEN)
+44 (207) 462 89 51	+1 (212) 593 6387	+1 (212) 825 3210	+41 32 889 68 23
rsahota@ruderfinn.co.uk	fleishmanj@ruderfinn.com	kmcneil@investorrelationsgroup.com	alpaslan.korkmaz@ne.ch